Confidential	Page 1

SERVICE AGREEMENT

This Service Agreement (the “Agreement”) made as of August 1, 2009 (the “Effective Date”) by and between Ventiv Commercial Services, LLC, a New Jersey limited liability company (“Ventiv) and Millennium Biotechnologies, Inc. (“Client”).  Ventiv and Client may each be referred to herein as a “Party” and collectively, the “Parties”.

RECITALS

A.           Ventiv, a provider of outsourced sales, marketing and strategic consulting solutions to the pharmaceutical industry, offers a wide range of services and offerings to clients in the pharmaceutical arena.

B.           Client hereby engages Ventiv, and Ventiv hereby accepts such engagement, to provide certain services (as Client’s exclusive provide of such services), as set forth herein.

1.           The Services; Exclusivity

(a)           A detailed description of the services (the “Services”) to be provided by Ventiv to Client is set forth in Exhibit A attached hereto and made a part hereof.   The Services shall be provided by Ventiv’s Advanced Insights (AI) division and may be referred to by the Parties as the “Resurgix Project”.

(b)           Client agrees that during the Term, Ventiv shall be Client’s exclusive provider of the Services to the segments and sectors (as defined in this Agreement), unless Ventiv specifically authorizes Client, in writing, to retain a third party service provider to provide services within these sectors and segments.  In addition, in the event Ventiv terminates this Agreement (pursuant to Section 12(c) or 12(d) hereof) prior to the end of the Term or Client terminates this Agreement pursuant to Section 12 (d), Client may not, prior to August 1, 2012, directly or indirectly retain a third party to provide the same or similar services as those set forth in Exhibit A without Ventiv’s prior written consent, which may be withheld by Ventiv in its sole and absolute discretion.  In the event either: (i) Ventiv terminates this Agreement without cause (pursuant to Section 12(b)) prior to the end of the Term, or (ii) Client terminates this Agreement (pursuant to Section 12 (c) or (e)) prior to the end of the Term, the exclusivity provided to Ventiv in this Section 1(b) shall terminate and Client may retain any third party to provide the same or similar services as those set forth in Exhibit A without Ventiv’s prior written consent. Client understands and agrees that this exclusivity provision has been negotiated by the Parties, is a material term of this Agreement, and that Ventiv would not enter into this Agreement and provide the Services on the terms and conditions set forth herein without the Parties having reached mutual agreement concerning this exclusivity provision.  As used herein, “indirectly” shall mean that Client shall not circumvent the spirit and intent of this restriction by attempting to accomplish indirectly what it is otherwise restricted from doing directly.

2.           Representations of the Parties

(a)           Ventiv represents that:

(i)           it shall perform the Services in a professional, workmanlike manner and in accordance with those specifications which Ventiv and Client agree to (in writing), any timelines agreed upon (in writing), and all applicable laws, rules and regulations.

(ii)          it shall maintain in full force and effect all necessary licenses, permits, approvals (or waivers) and authorizations required by law to carry out its respective obligations under this Service Agreement.

(iii)         the execution, delivery and performance of this Service Agreement by Ventiv and the consummation of the transaction contemplated has been duly authorized by all requisite corporate action; that the Service Agreement constitutes the legal, valid, and binding obligation of Ventiv, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Service Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Ventiv or any contract, other form of agreement, or judgment or order to which Ventiv is a party or by which it is bound.

(b)	Client represents that:

(i)           The Services shall be provided in furtherance of the marketing and promotion of Client’s over the counter product, Resurgex® (the “Product”).  Client’s trademarks, trade names and trade dress relating to its Product do not infringe on any intellectual property or product marketing rights of any other person or entity.  Client further represents and warrants that the promotion of the Product does not infringe on any intellectual property or product marketing rights of any other person or entity.

(ii)          the execution, delivery and performance of this Service Agreement by Client and the consummation of the transaction contemplated has been duly authorized by all requisite corporate action; that the Service Agreement constitutes the legal, valid, and binding obligation of Client, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Service Agreement and performance hereunder does not violate or constitute a breach under any organizational document of Client or any contract, other form of agreement, or judgment or order to which Client is a party or by which it is bound.

(iii)         set forth herein are Client’s responsibilities and obligations in connection with the Services to be provided by Ventiv hereunder.  Client will act in good faith to provide Ventiv with the necessary materials and assistance required to enable Ventiv to perform the Services.

(iv)         the Services being provided by Ventiv are in furtherance of Client’s program of marketing and promoting the Product and as such, Client is responsible for ensuring, and further, Client represents and warrants, that the Client program being implemented by Ventiv pursuant to the terms hereof adheres to all state and federal laws, rules and regulations.

3.           Independent Contractors; Ventiv Personnel

(a)           Ventiv and its directors, officers, employees and any persons providing services under the Service Agreement are at all times independent contractors with respect to Client.  Persons provided by Ventiv to perform Services shall not be deemed employees of Client.  Neither this Service Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship with Ventiv, its directors, officers, employees and any persons providing Services under the Service Agreement.

(b)           Ventiv is, and at all times shall remain, solely responsible for the human resource and performance management functions of all Ventiv personnel provided to perform the Services.  Ventiv shall be solely responsible and liable for all disciplinary, probationary and termination actions taken by it, and for the formulation, content and dissemination of all employment policies and rules (including written disciplinary, probationary and termination policies) applicable to its employees, agents and contractors (individually, a “Ventiv Employee” and collectively, “Ventiv Employees”).  Ventiv shall obtain and maintain worker’s compensation insurance and other insurances required for Ventiv Employees performing the Services and acknowledges that Client does not, and shall not obtain or maintain such insurances, all of which shall be Ventiv’s sole responsibility.

4.           Compensation

In consideration for Ventiv’s provision of the Services, Client shall pay Ventiv the fees and costs as set forth in Exhibit C attached hereto and made a part hereof (the “Fees”).

5.           Confidentiality

(a)           During the performance of the Services contemplated by this Service Agreement, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”).   The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.”

(b)           Confidential Information means any information, unknown to the general public, which is disclosed or created by the Disclosing Party to the Receiving Party under this Service Agreement.   Confidential Information includes, without limitation, the terms set forth in this  Service Agreement, technical, trade secret, commercial and financial information about either Party’s (i) research or development; (ii) marketing plans or techniques, contacts, vendors or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) products, processes, methodologies, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how) and (vi) in the case of Ventiv, the names and work assignments of the Ventiv Employees.  The Receiving Party shall not use or disclose Confidential Information from the Disclosing Party for any purpose other than in furtherance of the Services and as specifically allowed by this Service Agreement.

(c)           Upon the expiration or termination of this  Service Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information, except that Receiving Party may retain one (1) copy for monitoring ongoing obligations hereunder.   Any material or media not subject to return must be destroyed.  The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Service Agreement without prior consent of an officer of the Disclosing Party.  The obligations set forth in this Section 5, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Service Agreement and will continue for a period of three (3) years thereafter.

(d)             The obligations of confidentiality and non-use set forth herein shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

6.          Prior Service Agreement

This Agreement supersedes all prior service agreements between the parties hereto.  No compensation shall be due and payable to Ventiv under any such prior service agreement with the exception of amounts due and payable under that certain promissory note dated August 3, 2007 as amended on February 27, 2009 and as further amended by separate agreement between the parties hereto as of the date hereof.

7.	Intellectual Property; Ownership

(a)           Except as set forth in Sections 6(b) and (c) below, all documents, materials, reports and deliverables provided by Ventiv to Client pursuant hereto whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by Ventiv, or Ventiv’s employees, representatives or agents (if any) as a result of the performance of Services, or which are derived from use or possession of Client’s Confidential Information (collectively, the “Deliverables”) shall be the sole and exclusive property of Client.  Each Deliverable constituting an original work shall be considered a work made for hire under applicable copyright laws. Subject to Section 6(b) and (c) below, Ventiv hereby assigns and agrees to assign to Client all right, title and interest in all worldwide intellectual property rights in the Deliverables, including without limitation, patents, copyrights, trade secrets, know-how and comparable rights under all applicable laws.

(b)           Notwithstanding anything to the contrary set forth herein, to the extent any Deliverable or work made for hire include Ventiv’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, management tools, workshops, manuals, macros, data files, inventions, and other intellectual capital and property that Ventiv has developed, created or acquired prior to, in the course of, or independent of performing Services under this Agreement (the “Ventiv Materials”), Ventiv shall retain exclusive ownership in such Ventiv Materials.  Ventiv hereby grants Client a non-exclusive, non-transferable, royalty-free right and license, for it to use the Ventiv Materials solely in connection with its use of the Deliverables created by Ventiv in connection with the Services.

(c)           Notwithstanding the foregoing or anything to the contrary in this Agreement:

(i)           Ventiv will convey only the intellectual property rights necessary for Client to use the Deliverables.

(ii)          Ventiv Materials shall remain the sole and exclusive proprietary property of Ventiv, and Client shall not have or acquire any right, claim title or interest in or to any of Ventiv Materials except as set forth in this Agreement.

(iii)         Client shall not own any methodologies in working with and analyzing data, software, templates and graphical or tabular approaches to presenting analysis developed by Ventiv as a part of producing a Deliverable.

8.           Restrictions on Solicitation

Neither Party may solicit the employees of the other Party to become employees of, or consultants to, the other Party during the Term of this Service Agreement and for a one year period following the termination of this Service Agreement.  The provisions of Section 7 shall not apply with respect to either Party’s employees or independent contractors who seek employment from the other Party on their own initiative, such as, but not limited to, in response to a Party’s general vacancy announcement or advertisement.

9.	Indemnification

(a)           Ventiv shall indemnify and hold Client, its officers, directors, agents and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees which are caused by: (i) any grossly negligent or willful acts or omissions by Ventiv, its agents, directors, officers, or employees, and (ii) any material breach of this Service Agreement by Ventiv, its agents, directors, officers or employees.

(b)             Client shall indemnify and hold Ventiv, its officers, directors, agents, and employees harmless from and defend them against any and all third party liabilities, losses, proceedings, suits, actions, damages, claims or expenses of any kind, including court costs and reasonable attorneys’ fees which are caused by: (i) any grossly negligent or willful acts or omissions  by Client, its agents, directors, officers or employees, (ii) any material breach of this Service Agreement by Client, its agents, directors, officers, or employees, (iii) any product liability claims relating to Client’s products, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim; (iv) any intellectual property infringement claims relating to the Product and any trademarks owned by or licensed to Client, and (v) all time charges and expenses (including reasonable attorneys’ fees) incurred in connection with any subpoena, discovery demand or other directive having the force of law or any governmental inquiry served upon Ventiv or its agents, directors, offers or employees that relates to Client, Client’s business or the Product.

(c)             Any indemnity available hereunder shall be dependent upon the Party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity provided, however, that failure to comply with this notice requirement shall not reduce the indemnitor’s indemnification obligation except to the extent that the indemnitor is prejudiced as a result.  Thereafter, the indemnitor shall have control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor in defending the claim.  The indemnitee may participate, at its own cost, in the handling of the claim.

10.          Limitation of Liability

Notwithstanding anything to the contrary set forth herein, Ventiv shall not be liable with respect to any subject matter of this Service Agreement under any contract, tort, negligence, strict liability, breach of warranty (express or implied) or other theory for any indirect, incidental, special, exemplary, punitive, exemplary or consequential damages, nor for any loss of revenues or loss of profits, even if advised of the possibility of such damages.  In addition, the total liability of Ventiv to Client for direct damages resulting from the performance of the services set forth in this Agreement shall be limited to the total fees actually paid by Client to Ventiv during the six (6) month period immediately preceding the event giving rise to the claim(s).

11.          Customer Contract Administration

(a)           Notwithstanding anything to the contrary set forth herein, Client is, and at all times shall remain responsible for all decisions regarding marketing strategies, pricing strategies, sales decisions, negotiation strategies and tactics, and terms and conditions of sale with any third party.  Client understands and agrees that Ventiv shall suggest certain strategies and methodologies; however all decisions with respect to the marketing, promotion, pricing and sale of Client’s products is and at all times shall remain with Client.

(b)           Ventiv has no responsibility for the execution or administrative management of any contract with a third party (even if negotiated by Ventiv on behalf of Client) and Ventiv has no responsibility or liability for errors or omissions in the administration, processing, adjudication, or settlement of any Client contract with any third party direct or indirect customers, vendors, suppliers or contractors. Ventiv has no role or responsibility in connection with any litigation, arbitration or settlement of any dispute that may arise between Client and its customer(s) regarding any contract or contractual terms and conditions (including product performance schedules and associated financial liabilities of Client or its customer[s]).

12.          Term and Termination

(a)           The Service Agreement shall be in effect as of the Effective Date and shall remain in effect until the third anniversary of the date Ventiv commences performance of the Services (the “Term”).  Although this Service Agreement shall be in effect as of August 1, 2009, the Parties understand and agree that Ventiv shall not commence provision of the Services until it receives the “Good Faith Payment” and the ensuing “Initial Payment” (both as defined in Exhibit C) from Client.  Ventiv shall send Client written confirmation (e-mail is acceptable) of the date it receives the Initial Payment and commences provision of the Services (the “Commencement Date”).  The period from the Commencement Date through the day prior to the first anniversary of the Commencement Date shall be referred to herein as “Year One”.  The period from the first anniversary of the Commencement Date and continuing through the day prior to the second anniversary of the Commencement Date shall be referred to herein as “Year Two” and the period from the second anniversary of the Commencement Date through the day prior to the third anniversary of the Commencement Date shall be referred to herein as “Year Three”.

(b)           This Service Agreement may be terminated by Ventiv, with or without cause by Ventiv giving Client prior written notice of termination.

(c)           This Service Agreement may be terminated by either party in the event of a material breach of this Agreement by the other party (including but not limited to Client’s failure to pay Ventiv any amounts due (as set forth in Exhibit C) and such breach has not been cured within five (5) days of receipt of written notice of such breach.

(d)            This Service Agreement may be terminated by either party in the event there is a change in applicable laws, rules or regulations resulting in a good faith belief that provision of the Services are no longer permitted or practicable.

(e)           This Service Agreement may be terminated by Client giving Ventiv thirty (30) days prior written notice in the event:

(i)           the Company has not received legitimate purchase orders or “Commitment Volume Targets” for a minimum of 1,500,000 8.5 oz. units (or equivalent) of Resurgex by December 31, 2009, in accordance with the promotion strategy agreed to by the parties and assuming good faith efforts by both parties to secure and fulfill said orders in a timely manner.  As set forth above, Commitment Volume Target means an order in process which results in a firm deliverable commitment by March 1, 2010.

(ii)          the Company has not received legitimate purchase orders or “Commitment Volume Targets” for a minimum of 3,000,000 8.5 oz. units (or equivalent) of Resurgex by March 1, 2010, in accordance with the promotion strategy agreed to by the parties and assuming good faith efforts by both parties to secure and fulfill said orders in a timely manner.  As set forth above, Commitment Volume Target means an order in process which results in a firm deliverable commitment by May 1, 2010.

(iii)         gross annual unit volume (8.5oz equivalents) of Resurgex resulting from Ventiv’s performance of the Services during Year One are less than 10 million; or

(iv)         gross annual unit volume (8.5oz equivalents) of Resurgex resulting from Ventiv’s performance of the Services during Year Two are less than 16 million; or

(v)          gross annual unit volume (8.5 oz equivalents) of Resurgex resulting from Ventiv’s performance of the Services during Year Three are less than 27 million.

(f)           Upon the effective date of such termination, the Parties shall have no further obligation to each other (other than those set forth in Sections 4, 5, 6, 7, 8, 9, 10 and 11(c)), except that Client shall pay Ventiv all compensation due (as set forth in Exhibit B attached hereto) through the actual date of termination.  In addition, Client shall be responsible for all non-cancelable expenses and costs incurred by Ventiv in connection with its provision of the Services.  In addition, in the event Ventiv terminates this Agreement for any reason (other than a “no cause” termination pursuant to Section 11(b) above), Client shall be obligated to continue to pay Ventiv the Gross Proceeds Payments, as set forth in detail in Exhibit C, Section III

13.          Miscellaneous

(a)           Record Keeping/Audit Rights.  Millennium, on behalf of itself and its parent, Millennium Biotechnologies Group, Inc. (“MBG”) shall each keep full and accurate records and accounts of all its activities in connection with this Agreement, including reasonable substantiation of all calculations used to determine payments to Ventiv for services provided and expenses incurred in connection with this Agreement and the services to be rendered by Ventiv pursuant hereto.  During the Term and for one (1) year thereafter, Ventiv may, upon three (3) days’ notice, review and copy Millennium and MBG’s books, records, documentation, materials, payroll records, systems, processes and accounting practices as they pertain to the services rendered by Ventiv to Millennium and MBG, the Original Loan Documents, this Agreement, all Gross Proceeds Payments (as defined in Exhibit C), all documentation used to determine and calculate same, and all information and documentation used to calculate gross annual unit volume (8.5 oz equivalents) of Resurgex.  Millennium and MBG shall maintain such records in accordance with generally accepted accounting principles, if applicable, and in such a manner as may be audited.  Millennium and MBG shall make such records, including all supporting documents, available for review and copying at its premises.

(b)           Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers.  Each Party shall name the other Party as an additional insured on all liability insurance coverage.  Upon written request, each Party will provide the other with evidence of coverage complying with this Section.

 (c)          Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations hereunder without the other Party’s prior written consent, provided, however, that either Ventiv or Client may assign its rights, duties and obligations as part of an acquisition of Ventiv or Client, as the case may be, so long as the acquirer (i) is a financially capable business entity and (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself, and (iii) is not a competitor of the other Party.

(d)           This Agreement shall be construed according to the laws of the State of New Jersey and any action brought by either Ventiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New Jersey.

(e)           Noncompliance with the obligations of this Service Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

(f)           If any provision of this Service Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this  Service Agreement shall not be affected by such declaration or finding.

(g)           This Service Agreement supersedes all prior arrangements and understandings between Parties related to the subject matter hereof.  This Service Agreement, including any attachments or exhibits entered into hereunder, contains all of the terms and conditions of the agreement between the parties and constitutes the complete understanding of the parties with respect thereto.  No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in writing signed by the other Party and specifically described as an amendment or extension of this Service Agreement.

 (h)          The form and content of any public announcement to be made by one Party regarding this Service Agreement, or the subject matter contained herein, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by applicable law, in which event the other Party shall endeavor to give the other Party reasonable advance notice and review of any such disclosure.

(i)           This Service Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

(j)           Any notices required or permitted under this Service Agreement shall be given in person or sent by first class, certified mail to:

To Client: Address:	To Ventiv Address: Ventiv Commercial Services, LLC 500 Atrium Drive Somerset, New Jersey 08873

Attention: Fax:	Attention: Terrell G. Herring Fax:
Copy To:	Copy To: David S. Blatteis Norris, McLaughlin & Marcus, P.A. 721 Route 202-206 P.O. Box 5933 Bridgewater, NJ 08807-5933

or to such other address or to such other person as may be designated by written notice given from time to time during the term of this Service Agreement by one Party to the other.

(k)           Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts deeds documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Service Agreement.

WHEREFORE, the parties hereto have caused this Service Agreement to be executed by their duly authorized representatives.

MILLENNIUM BIOTECHNOLOGIES, INC.		VENTIV COMMERCIAL SERVICES, LLC

By:	/s/ Mark C. Mirken	By:	/s/ Michael P. Ryan
Name: Mark C. Mirken		Name: Michael P. Ryan
Title: Chief Executive Officer		Title: CFO, Ventiv Commercial Services LLC

EXHIBIT A
THE SERVICES

Ventiv shall provide Client with two (2) experienced personnel (National Account Managers or NAMs) contracted to Ventiv through its Advanced Insights, Managed Markets Access practice to represent Client to targeted entities within the Long Term Care (LTC) market sector (as defined in (H) below and further clarified in Exhibit E).

A)
The general objective for the NAMs is to represent Client’s interests in an effort to secure reviews and account consideration of Client’s clinical and economic information as it applies to one or more non-prescription medical food products (specifically, Resurgex and any line extensions launched during the Term) with the goal of securing purchase agreements with and availability to patients within the targeted entities.  The Parties understand and agree that Ventiv makes no representations or warranties with respect to its ability to achieve any program goal set forth herein. The initial work plan is attached as Exhibit D.

B)
Ventiv will further seek to achieve the most favorable level of availability and endorsement / recommendations available within the constraints of the target’s medical and nutritional guidelines and standard medical care guidelines.

C)
Client and Ventiv shall review performance of the NAM team and decide upon continuation, cessation, or changes in composition of the NAM team every quarter.  Client understands and agrees to use best efforts to accept Ventiv’s recommendations concerning the composition of the NAM team.

D)
The NAMs shall maintain a minimum weekly report to Client on specific accounts contacted, progress towards objectives, issues and opportunities.  The form and depth of such reporting shall be by mutual agreement.

E)	The NAMs shall report to a senior member of Ventiv AI Managed Markets Access.

F)	AI designates and the Client shall meet on a monthly basis to assess progress towards objectives.

G)	The NAMs shall not have the authority to sign any account documents or commitments on behalf of Client, unless such authority is specifically granted by Client.

H)
The (LTC) sector is defined as entities such as Skilled Nursing, Extended Care or Assisted Living facilities and entities that act as purchasing, contracting coalitions or groups, and certain service providers for same.  See Exhibit E for a more detailed sector segmentation

EXHIBIT B
CLIENT OBLIGATIONS

A)	At Client’s sole cost and expense, Client shall provide Ventiv and its NAMs with the following:

i.     all available and necessary product information and training,

ii.    marketing materials and intended message,

iii.   contractual and / or purchasing agreement terms, conditions and parameters,

iv.   product samples,

v.    any internal Client forms or required templates

B)	Client shall use best efforts to consummate sales of its Product to targeted entities identified by Ventiv.

EXHIBIT C
COMPENSATION

I.	FIXED FEES

A) For each NAM:         Fifteen Thousand Dollars ($15,000) per month

B) For ongoing strategic consulting and tactical project management:  Five Thousand Dollars ($5,000.00) per month

II.	PASS-THROUGH EXPENSES

In addition to the Fixed Fees set forth in Section I above, certain expenses will be charged to Client on a pass-through basis, at actual cost incurred with no mark-up.  Pass-through expenses incurred by Ventiv in a given month will be reflected in Ventiv’s monthly invoice for services rendered.  Pass through expenses include:

-	office, telecommunications, business travel costs and expenses
-	NAM bonus (plus employer portion of taxes) (the performance objectives pursuant to which the NAMs may receive a bonus shall be agreed upon by the parties in an expeditious manner)

III.	PERFORMANCE FEES

Client shall pay Ventiv twenty-five (25%) percent of the gross proceeds received by Client from all sales transactions entered into by Client in connection with Ventiv’s provision of the services set forth herein (the “Gross Proceeds Payment”) less: (a) the actual costs incurred by Client in connection with the manufacture of the Product (including cost of goods, shipping costs and cost of damaged goods, but excluding labor costs and other overhead costs and expenses not directly and exclusively attributable to Ventiv services provided pursuant hereto), (b) customer discounts, rebates and chargebacks, and (c) fees and expenses  paid to Ventiv as set forth in Section I of this Exhibit C.  Client shall continue to make payments pursuant to this Section III of Exhibit C of the Agreement until such time as the total of the Gross Proceeds Payments pursuant to this Section is Two Million Dollars ($2,000,000.00).

IV.	PAYMENT SCHEDULE

As pre-payment of Fixed Fees and estimated Pass-Through Costs to be incurred during the initial six month period of the Term, Client shall pay $250,000 to Ventiv of which ($50,000) (the “Good Faith Payment”) has been paid as of the date hereof, and the balance of $200,000 (the “Initial Payment”) shall be paid on or before October 30, 2009.  Ventiv shall have no obligation to commence provision of the services until it receives the Good Faith Payment and reserves the right to cease provision of the services if the Initial Payment is not received by the deadline set forth above.

(B)  On a monthly basis, Ventiv shall provide Client with an invoice/statement reflecting the associated Fixed Fees and Pass-Through Expenses incurred and drawn down upon by Ventiv for services rendered and expenses incurred in such month, the remaining balance of the Initial Payment, and projections for fees and expenses to be incurred and projected remaining balance for the following month (the “Projected Balance”).

(C)  When an invoice/statement from Ventiv reflects that the Projected Balance is Fifty Thousand Dollars ($50,000) or less, Client shall pay Ventiv an additional Two Hundred Fifty Thousand Dollars ($250,000), within fifteen (15) days of the date of such invoice.  The process of Client paying Ventiv an additional $250,000 when Ventiv’s invoice/statement reflects a Projected Balance of $50,000 or less (and in advance of Ventiv’s provision of the Services) shall continue throughout the Term.  In the event a $250,000 payment is not received by Ventiv within fifteen (15) days of the date of an invoice/statement reflecting a Projected Balance of $50,000 or less, Ventiv may (in its sole and absolute discretion) terminate this Agreement and cease provision of Services.

EXHIBIT D
LAUNCH PLAN

The first six months will focus on managing the issues, barriers and opportunities for establishing Resurgex as a customer preferred and recognized premium nutritional supplement to the Senior Care Marketplace defined as those elderly residents residing in: Post Acute, Extended Care, Assisted Living and Skilled Nursing Facilities. During the first six months, priority 1 customers will be identified and relationships will be established with key decision makers. Clinical presentations will be made to all necessary healthcare professionals who consult and influence decisions made on preferred product choice. Contracts will be initiated for immediate purchase and distribution of Resurgex.

The issues, barriers and opportunities are as follows:
•	LTC Institutional Nutritional Market potential (Sales and Market Share segmented by customer class)
•	Reimbursement procedures and possible barriers
•	Patient flow by customer class
•	Key Institutional Decision Makers
•	Institutional formulary process by customer class
•	Competitive pricing structure
•	Optimal contracting scenarios by customer class
•	Identification of customer viewed Resurgex product differentiation
•	Identification of the need or necessity for a disease state and educational product programs
•	Partnerships and Alliances
•	Marketing Initiatives

RECOMMENDED ROLLOUT AND DELIVERABLE DATES:
•	LTC Customer Market Research (Months 1 and 2)
o	Customer Insight Meetings (telephonic and in person)
▪	Skilled Nursing Facility Owners
•	Corporate VP Nutrition and Dietary Services
•	Corporate VP Clinical Services
•	Corporate VP Pharmacy Services
•	Facility Administrator
•	Facility Director of Nursing
•	Facility Director of Dietary Services
•	MDS Coordinators
•	Intake Coordinators
•	Care Plan Team
▪	Assisted Living Facility Owners
•	Corporate VP Nutrition and Dietary Services

•	Corporate VP Clinical Services
•	Corporate VP Pharmacy Services
•	Facility Administrator
•	Facility Director of Nursing
•	Facility Director of Dietary Services
▪	National LTC Pharmacy Provider
•	VP Pharmaco-Therapeutics
•	VP Purchasing/Contracting
▪	Regional LTC Pharmacy Provider Chem RX
•	VP Pharmaco-Therapeutics
•	VP Purchasing/Contracting
▪	LTC GPO (MHA , Geri Med and Innovatix )
•	VP Pharmaco-Therapeutics
•	VP Purchasing/Contracting
▪	Specialty distribution and food service companies (HD Smith, Sysco)
•	Corporate VP Nutrition and Dietary Services
•	Corporate VP Clinical Services

•	LTC Customer/Account Development (Months 2 though 6)
o	Prioritization of customers by class
▪	Development of criteria and identification of Priority 1 and 2 customer target lists (months 1)
▪	Initial customer contacts in Priority 1 targets (Months 2 to 6)
▪	Attendance at Key association meetings
▪	Initial customer contacts in Priority 2 targets (Months 5 and on)
o	Clinical Support:
▪	Establish / Coordinate Clinical review of products (provide clinical comparisons/data)
▪	Establish / Coordinate clinical evaluation of products (provide samples as needed)
▪	Gain commitment from each group to do clinical evaluations in 1-5 flagship SNFs
▪	Work with flagship SNFs – Administrators, in-take, dietary, DONs.
▪	Work with key flagship SNF Medical Directors for support of evaluation/outcome
o	Contracting:
▪	Gather competitive pricing and rebate information by segment
▪	Gather competitive terms, conditions, shipping, delivery, returns
▪	Determine types of contracts in place and current distribution
▪	Determine length of contract currently in place – establish time lines

▪	Determine utilization of different products
▪	Establish need to open current contracts for competitive bid
▪	Respond to invitation to contract with specific pricing, terms, conditions, etc.
▪	Negotiate contract pricing, terms and conditions
▪	Coordinate loading of pricing/product codes with distributors
▪	Establish format/timeline for “in-servicing” facility staff
▪	Implement protocol for product switch on intake/care plan development
▪	Work with MDS coordinators on proper coding/billing for reimbursement

EXHIBIT E
RESURGEX MARKET SEGMENTATION

According to the American Healthcare Association, in December 2008, there were 1,410,900 residents that occupied a total of 1,668,895 beds in skilled nursing home facilities throughout the United States. During the same period of time, there were approximately 1.1 million assisted living facility beds in the United States.

During the institutional launch of Resurgex, inVentiv will be responsible for approximately 67% or 1 million of SKF beds and 67% or approximately 740,000 ALF beds in the United States.

This Market segmentation for inVentiv will include the following:

1.	The top 50 Skilled nursing home chains by bed size

2.	The top 25 assisted living facility chains by bed size

3.
The entire senior care reach of the top four LTC GPO companies (Geri-Med, MHA, Innovatix, Tidewater). This reach may include additional SKF chains and ALF chains not mentioned in segment 1 and 2 above. Examples of  GPO customers would include the following:

•	Skilled Nursing Facilities
•	Assisted Living Facilities
•	Developmentally Disabled
•	Intermediate Care
•	Alzheimer’s Care
•	Rehabilitation
•	Adult Day Care
•	Hospice

4.
The top 20 Long Term Care Pharmacy Providers (e.g. Omnicare, Pharmerica, Kindred, ChemRx, etc.).  This reach may include additional SKF chains and ALF chains not mentioned in segment 1 and 2 above. Examples of  GPO customers would include the following:

•	Skilled Nursing Facilities
•	Assisted Living Facilities
•	Developmentally Disabled
•	Intermediate Care
•	Alzheimer’s Care
•	Rehabilitation
•	Adult Day Care
•	Hospice

5.	Major national and regionally owned Food Service Distributors that contract with LTC Facilities listed above. Examples would be Sysco, Ben E Keith, Aramark, etc

6.	Major Long Term Care PBMs. Examples would be Medlliance

DEFINITION OF MARKET SEGMENTS:

A nursing home, convalescent home, Skilled Nursing Unit (SNU), or rest home provides a type of residence care:  it is a place of residence for people who require constant nursing care and have significant deficiencies with activities of daily living (ADL).  Residents include the aged and younger adults with physical or mental disabilities.  Eligible adults 18 or older can stay in a skilled nursing facility to receive physical, occupational, and other rehabilitative therapies following an accident or illness.

Assisted living residences or assisted living facilities (ALFs) provide supervision or assistance with (ADLs); coordination of services by external health care providers; and monitoring of resident activities to help to ensure their health, safety, and well-being. Assistance may include the administration or supervision of medication, or personal care services provided by a trained staff person. Assisted living as it exists today emerged in the 1990's as an eldercare alternative on the continuum of care for people, normally seniors, who cannot live independently in a private residence, but who do not need the 24-hour medical care provided by a nursing home. Assisted living is a philosophy of care and services promoting independence and dignity.

In the United States, a group purchasing organization (or GPO) is an entity that is created to leverage the purchasing power of a group of businesses to obtain discounts from vendors and suppliers based on the collective buying power of the GPO members.  Members participate based on their purchasing needs and their level of confidence in what should be competitive pricing negotiated by their GPOs

A foodservice distributor (for purposes of this discussion) is a company that provides food and non-food products to restaurants, cafeterias, industrial caterers, hospitals and nursing homes.